EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

by and among

RENAVOTIO, INC..

and

RENAVOTIO INFRATECH, INC.

as Buyers,

TRITANIUM LABS USA, INC.

and its

Subsidiaries

Tritanium Labs, LLC , TruCleanz Distribution, Inc., and Pro N95 USA, LLC.

(the “Company”)

And the Stockholders of the Company indicated herein as the “Sellers”

October 21, 2020

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3.14	Permits	12
3.15	Litigation	12
3.16	Contracts	13
3.17	Tax Matters	14
3.18	Environmental Matters	15
3.19	Employee Benefit Plans	15
3.20	Employees and Labor Matters	17
3.21	Intellectual Property	18
3.22	Insurance	21
3.23	Transactions with Related Persons	21
3.24	Bank Accounts	22
3.25	Suppliers and Customers; Products	22
3.26	Ethical Practices; FCPA	22
3.27	Disclosure	23
3.28	No Brokers	23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		23
4.1	Organization and Qualification	23
4.2	Authorization and Binding Effect; Corporate Documentation	23
4.3	Non-Contravention; Approvals and Consents	24
4.4	No Brokers	24
4.5	Litigation	24
4.6	Investment Intent	24
4.7	No Other Representations and Warranties	24

ARTICLE V. OTHER AGREEMENTS		24
5.1	Commercially Reasonable Efforts; Further Assurances	24
5.2	Confidentiality	25
5.3	Publicity	25
5.4	Litigation Support	25
5.5	Agreement Regarding Intellectual Property	26
5.6	Release and Covenant Not to Sue	26
5.7	Tax Matters	27

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5.8	Pre-Closing Management of Company	28
5.9	Access to Information	29
5.10	Exclusivity	30
5.11	Additional Covenants of Seller.	30

ARTICLE VI. INDEMNIFICATION		31
6.1	Survival	31
6.2	Indemnification by Seller	32
6.3	Indemnification by Buyer	32
6.4	Indemnification Procedures	32
6.5	Limitations on Indemnification	34
6.6	General Indemnification Provisions	34
6.7	Timing of Payment	35
6.8	Exclusive Remedies	35

ARTICLE VII. TERMINATION; EXPIRATION		35
7.1	Termination	35
7.2	Effect of Termination	36

ARTICLE VIII. GENERAL PROVISIONS		37
8.1	Expenses	37
8.2	Notices	38
8.3	Seller Not Authorized to Act on Behalf of Buyer	38
8.4	Severability	38
8.5	Assignment.	38
8.6	No Third-Party Beneficiaries	38
8.7	Amendment; Waiver	38
8.8	Entire Agreement	39
8.9	Dispute Resolution	39
8.10	Governing Law; Jurisdiction; Waiver of Jury Trial.	40
8.11	Interpretation	40
8.12	Mutual Drafting	41
8.13	Counterparts	41
8.14	Adoption of Recitals	41

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ANNEXES:

I.	Definitions

EXHIBITS:

A.	Form of Employment Agreement

B.	Funds Flow Statement

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this "Agreement”) is made and entered into as of 21ST day of October, 2020, by and among (i) Renavotio, Inc., a Nevada corporation (“Parent”), (ii) Renavotio Infratech, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer"), (iii) Tritanium Labs USA, Inc., an Oklahoma Corporation (the “Company” its subsidiaries Tritanium Labs, LLC a Illinois Limited Liability Company, , TruCleanz Distribution, Inc., a Oklahoma Corporation, and Pro N95 USA, LLC, a New Jersey Limited Liability Company and the stockholders of the Company listed on the signature pages to this Agreement (each a “Seller” and collectively the “Sellers”).

RECITALS

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Company directly owns all of the issued and outstanding interests of its subsidiaries, Tritanium Labs, LLC a Illinois Limited Liability Company, , TruCleanz Distribution, Inc., a Oklahoma Corporation, and Pro N95 USA, LLC, a New Jersey Limited Liability Company.

WHEREAS, the Company is engaged in the business of Personal Protection Equipment and product distribution and manufacturing , consulting and management services.

through Tritanium Labs, LLC, TruCleanz Distribution, Inc. and Pro N95 USA, LLC

WHEREAS, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding capital stock of the Company (the “Purchased Shares”) and the interests of its subsidiaries, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in Appendix A to this Agreement (which forms a part hereof).

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ARTICLE I

PURCHASE OF COMPANY SHARES

1.1	Purchase of Purchased Shares. At the Closing, and on the terms and subject to all of the conditions of this Agreement, Sellers will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Sellers, the Purchased Shares, free and clear of any and all Liens (except for Permitted Liens).

1.2	Purchase Consideration. The aggregate consideration to Sellers for the Purchased Shares shall consist of (i) Buyer’s payment of the Closing Indebtedness Payoff Amount of Two Hundred and Fifty Thousand Dollars ($250,000) and (ii) such number of shares of the Parent’s common stock, par value $.0001per share (“Parent Stock”), as shall be equal to (x) Five Million Seven Hundred and Fifty Thousand Dollars ($5,750,000) divided by (y) (1) [$.12], (the “Share Consideration”). Seventy percent (75%) of the number of shares constituting the Share Consideration shall be delivered to Seller as part of the Closing Consideration per Section 1.3 below (the “Closing Shares”) and Twenty-Five percent (25%) of such shares (the “Holdback Shares”) shall be held back by Buyer to secure Seller’s indemnity obligations pursuant to Article VI of this Agreement and shall be released to Seller in accordance with such Article VI. Any Holdback Shares not canceled in accordance with Article VI of this Agreement shall be released to Seller upon the expiration of 1 year from the Closing Date.

1.3	Actions at Closing. At the closing of the transactions contemplated by this Agreement (the “Closing”), (i) Buyer shall pay the total Closing Indebtedness Payoff Amount in immediately available funds by check or wire transfer, (ii) cause to be delivered such number of shares of Parent Stock as shall be equal to Seventy-Five percent (75%) of the Share Consideration (the “Closing Shares”). The payment of the Closing Indebtedness Payoff Amount and the delivery of the Closing Shares are sometimes collectively referred to herein as the “Closing Consideration.”

1.4	Closing Statement. Within three (3) Business Days prior to the Closing, the Sellers will have delivered to Buyer a certificate signed by the President of the Company (the "Closing Statement”) and reasonably acceptable to Buyer, setting forth the Company's good faith estimate of: (i) the consolidated balance sheet of the Company as of the Closing Date, immediately prior to giving effect to the transactions contemplated by this Agreement, prepared in accordance with GAAP (the “Closing Balance Sheet”), and (ii) the Sellers’ portion of any Unpaid Transaction Expenses. Upon Buyer's request, the Company and Sellers shall furnish Buyer with copies of all work papers and other documents used in the calculation of the estimates set forth in the Closing Statement. The Closing Statement shall also include the wire transfer instructions for any payments to be made under Section 2.7.

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ARTICLE II.

CLOSING

2.1	Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Buyer or by exchange of electronic documents on a Business Day to be specified by the Parties no later than the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in this Agreement (the "Closing Date"). By mutual agreement of the parties, the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with subsequent exchange of original signatures by overnight mail upon request. The parties agree that the Closing will be deemed effective as of 11:59 p.m. (Central Time) on the Closing Date.

2.2	Conditions to Obligations of Each Party. The obligation of each of Buyer and Sellers to consummate, or cause to be consummated, the transactions contemplated herein is subject to the satisfaction, or waiver, on or prior to the Closing Date, of the following conditions:

(a)	Injunctions; Illegality. No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)

Governmental Approvals; Consents. All consents, waivers and approvals from Governmental Entities or third parties, if any, disclosed in Schedule 3.6(b) of the Disclosure Schedules or that are otherwise required to consummate the transactions contemplated hereby shall have been obtained or  waived.

2.3	Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated under this Agreement are subject to the satisfaction or waiver by Sellers, on or prior to the Closing Date, of the following conditions:

(a)	Performance. All of the covenants, obligations and agreements of Buyer to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects.

(b)	Representations and Warranties. The representations and warranties of Buyer contained in Article IV of this Agreement, without giving effect to any "material," "materially," "material adverse effect" or "Material Adverse Effect" qualification contained in such representations and warranties shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

(c)	Closing Deliveries. Buyer shall have delivered or caused to be delivered to Seller the items set forth in Section 2.6.

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2.4

Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated under this Agreement are subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following conditions:

(a)	Performance. All of the covenants, obligations and agreements of the Seller to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects.

(b)	Representations and Warranties. The representations and warranties of the Sellers contained in Article III of this Agreement, without giving effect to any "material," "materially," "material adverse effect" or "Material Adverse Effect" qualification contained in such representations and warranties, shall be true and correct in each case as of the date hereof and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not, individually or in the aggregate, have a Material Adverse Effect; provided, that, if after the date hereof and prior to the Closing Date, any of the Seller discover that a representation or warranty that expressly relates to the date of this Agreement was true as of signing but is no longer true, the Sellers may propose to Buyer any necessary exceptions to the Disclosure Schedules so that the representation or warranty is true as of the Closing Date; provided, further, that if Buyer, in its sole and absolute discretion, does not agree in writing to such added exceptions to the Disclosure Schedules, Buyer may deem this condition not met.

(c)	Closing Deliveries. Sellers shall have delivered or caused to be delivered to Buyer the items set forth in Section 2.5.

(d)	No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.

2.5	Closing Deliveries by Seller. At or prior to the Closing, Sellers will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a)

stock certificates representing the Purchased Shares, and stock powers duly executed and, in a form, acceptable to Buyer necessary to transfer the Purchased Shares to Buyer on the books and records of the Company;

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(b)	the books and records of the Company, including without limitation all stock ledgers;

(c)	the required notices, consents, Permits, waivers, authorizations, orders and other approvals listed in Schedule 2.5(c), with all such notices, consents, Permits, waivers, authorizations, orders and other approvals being in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(d)	the Employment Agreements by and between the Company [and/or Tritanium Labs, LLC, TruCleanz Distribution, Inc. and Pro 95, LLC in the business of Personal Protection Equipment as applicable] and each of Ed Honour, Jeffery Lozinski, John Lamb and John Park and (collectively, the "Employment Agreements”), duly executed by each party thereto;

(e)	a duly executed affidavit of non-foreign status from the Sellers dated as of the Closing Date in form and substance required under Section 1445 of the Code such that Buyer is exempt from withholding any portion of the Purchase Price that might otherwise be required by Section 1445 of the Code;

(f)	a good standing certificate for the Company from the Secretary of State of Oklahoma, and in respect of, from the Secretary of State of Oklahoma, in each case certified as of a date no later than seven (7) days prior to the Closing Date and good standing certificates from each other jurisdiction in which the Company and Tritanium Labs, LLC, TruCleanz Distribution, Inc. and Pro 95, LLC are qualified to do business as a foreign entity;

(g)	a certificate from the Company's secretary certifying to (A) copies of the Company’s Governing Documents and those of Tritanium Labs, LLC, TruCleanz Distribution, Inc. and Pro 95, LLC in effect as of the Closing, (B) the resolutions of the Company's shareholders and directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, the transfer of the Purchased Shares from the Sellers to Buyer, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or by which the Company is or is required to be bound;

(h)	a certificate, duly executed by an executive officer of the Company, stating that the conditions set forth in Section 2.4 have been satisfied;

(k)	the Closing Statement in accordance with Section 1.3 hereof;

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(l)	resignations effective immediately upon the Closing of the directors and officers of the Company in their capacities as directors and/or officers, as requested by Buyer;

(m)	suitable documentation to add additional employees of Buyer or its Affiliates as signatories to the Bank Accounts of the Company set forth on Schedule 3.24 of the Disclosure Schedules as prescribed by Buyer;

(n)	one or more CO-ROMs or alternatively portable "thumb drives," in PC-readable format, that contain readable, working Adobe or other (i.e., Microsoft Office) portable document format files that set forth all of the documents provided in the Data Site to Buyer prior to the Closing;

(o)	evidence reasonably satisfactory to Buyer that the Company through the equity line provided by GHS has sufficient net working capital, including evidence of availability under lines of credit, consistent with normalized historical levels and projected levels of operations as of the Closing Date (after giving effect to the payment of the Company Transaction Expenses and Closing Indebtedness Payoff Amounts);

(p)	evidence of the termination of each contract or arrangement set forth on Schedule 2.5(q) in each case effective at or prior to the Closing; and

(q)	such additional instruments, agreements and certificates as Buyer may require, which shall be in form and substance satisfactory to Buyer.

2.6	Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller:

(a)	a certificate, duly executed by an officer of Buyer stating that the conditions set forth in Section 2.3 have been satisfied; and

(b)	stock certificates evidencing the Closing Shares.

2.7	Closing Payments by Buyer. Subject to the delivery of the items by the Company and Seller set forth in Section 2.5 (any of which may be waived by Buyer in its sole discretion), at the Closing, Buyer will make the following payments in accordance with the Funds Flow Statement:

(a)	Payment of the Closing Indebtedness Payoff Amount under terms acceptable to both parties.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller jointly and severally represent and warrant to Buyer that the statements contained in this Article III, and the information in the Disclosure Schedules referenced therein, are true and correct as of the date hereof and as of the Closing Date, except to the extent that a representation and warranty contained in this Article III expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this Article III were true and correct as of such earlier date:

3.1	Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and its subsidiaries are duly organized, validly existing and in good standing in the State of Oklahoma and each has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. The Company, Tritanium Labs, LLC, TruCleanz Distribution, Inc. and Pro 95, LLC, are each duly licensed or qualified to do business, and in good standing as a foreign entity, in all jurisdictions in which their respective assets or the operation of the Business makes such licensing or qualification necessary, all of which jurisdictions are listed on Schedule 3.1 of the Disclosure Schedules. The Company, Tritanium Labs, LLC, TruCleanz Distribution, Inc. and Pro N95 USA, LLC, each have all requisite power and authority to own, lease or use, as the case may be, its properties and business. During the past five (5) years, none of the Company nor Tritanium Labs, LLC, TruCleanz Distribution, Inc. and or Pro N95 USA, LLC, has been known by or used any corporate, fictitious or other name in the conduct of its Business or in connection with the use or operation of its assets. Schedule 3.1 of the Disclosure Schedules lists all current directors and officers of the Company, showing each such Person's name and positions.

3.2	Authorization and Binding Effect; Corporate Documentation. Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller, including requisite board of directors and shareholder approval of the Company. Each of this Agreement and each Ancillary Document to which a Seller is or is required to be a party has been duly executed and delivered by each such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller Party in accordance with its terms, except as the enforceability thereof may be limited by (i) the bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in an Action in equity or at Law. The copies of the Governing Documents of the Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of the Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of the Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

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3.3	Title to the Purchased Shares. Seller owns good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, and upon delivery of the Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, and upon Buyer's payment of the Closing Consideration payable at the Closing in accordance with Section 2.7, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

3.4	Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, Seller is the legal, beneficial and record owner of all of the issued and outstanding equity interests of the Company. The Purchased Shares to be delivered by Seller to Buyer constitute all of the issued and outstanding equity interests of the Company. All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings , arrangements or restrictions to which a Seller is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

3.5	Subsidiaries. Schedule 3.5 of the Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized capital stock or other equity interests (if applicable), (c) the number of issued and outstanding shares of capital stock or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities or other ownership interest of each Subsidiary are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, are fully paid and non-assessable, and are owned by the Company free and clear of all Liens (other than those, if any, imposed by such Subsidiary's Governing Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary other than the Governing Documents of such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary is a party or which are binding upon any Subsidiary providing for the issuance or redemption of any equity interests of any Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary. Except for the equity interests of the Subsidiaries listed on Schedule 3.5 of the Disclosure Schedules, no Person owns or has any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Subsidiary. Other than as set forth on Schedule 3.5 of the Disclosure Schedules, the Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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3.6	Non-Contravention; Consents and Approvals.

(a)	Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by the Seller, nor the consummation of the transactions contemplated hereby or thereby, will, assuming that the consents and approvals listed on Schedule 3.6(b) of the Disclosure Schedules are duly obtained prior to the Closing, (i) violate or conflict with, any provision of the Governing Documents of the Company or any Subsidiary, (ii) violate or conflict with any Law or Order to which the Company, any Subsidiary or Seller, their respective assets or the Purchased Shares or equity interests in the Subsidiaries are bound or subject, (iii) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Company, any Subsidiary or Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which the Company, any Subsidiary or Seller is a party or by which the Company or Seller, their respective assets or the Purchased Shares may be bound, or (iv) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Shares or any assets of the Company or any Subsidiary.

(b)	Except for the third party consents set forth in Schedule 3.6(b) of the Disclosure Schedule, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any Governmental Authority or other Person is necessary in connection with (i) the valid execution and delivery by the Company and Seller of this Agreement, (ii) the sale and transfer of the Purchased Shares hereunder, or (iii) the consummation by the Company or Seller of the transactions contemplated hereby.

3.7

Financial Statements. Attached to Schedule 3.7 of the Disclosure Schedules are true and correct copies of (i) the consolidated balance sheet, income statement, statement of shareholders' equity and statement of cash flows for the Company as of and for the Quarters ended September 30, and together with the financial statements described in clause (i), the "Financial Statements"). The Financial Statements were prepared in accordance with the books and records of the Company, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods specified therein. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated (except that the Interim Financials exclude year-end adjustments which are not material in amount). The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts, (ii) its assets are used only in accordance with management directives, (iii) transactions are executed with management's authorization, (iv) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for its assets, (v) access to its assets is permitted only in accordance with management's authorization, (vi) the reporting of its assets is compared with existing assets at regular intervals and verified for actual amounts and (vii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not, and, to the Knowledge of the Company and Seller, none of the auditors, accountants and Representatives of the Company have, received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that Company has engaged in questionable accounting or auditing practices.

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3.8	Absence of Liabilities.

(a)

The Company has no Liabilities except (a) Liabilities that are accrued and reflected on the consolidated balance sheet of the Company as of September 30, 2020, (b) Liabilities that are listed on Schedule 3.8 of the Disclosure Schedules (c) Liabilities  of Two Hundred and Fifty Thousand Dollars, ($250,000) in the aggregate that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since September 30, 2020 and (d) obligations to be performed after the date hereof under any Contracts which are disclosed in the Disclosure Schedules. All Liabilities of the Subsidiaries are included, and fully accounted for, in the balance sheet of the Company.

(b)	The Company has no outstanding Indebtedness currently due and owing except for Closing Payment Indebtedness identified in the Funds Flow Statement to be satisfied (or assumed by Buyer) in full at Closing. Neither the Company nor Seller has any liability or obligation in respect of any Transaction Expense except for Transaction Expenses identified in the Funds Flow Statement to be satisfied in full at Closing. The Company has not incurred any liability or obligation for any Transaction Bonus (including any liability for any Taxes associated therewith) except as set forth in Schedule 3.8 of the Disclosure Schedules, which identifies each party entitled to receive a Transaction Bonus, the amount thereof and any liability for Taxes associated therewith. Prior to the Closing, the Seller have caused the Company to pay and satisfy in full all liabilities and obligations arising out of or related to each Transaction Bonus, if any, including any liability for Taxes associated therewith.

3.9

Absence of Certain Changes. Except as set forth on Schedule 3.9 of the Disclosure Schedules, since September 30, 2020: (a) the Company and the Subsidiaries have conducted their business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to the Business, operations, condition (financial or otherwise), results of operations, assets or Liabilities, except for changes and developments which have not had, and are not likely to have a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.9 of the Disclosure Schedules, since September 30, 2020, the Company has not: (i) suffered any loss, damage, destruction or other casualty in excess of $50,000 in the aggregate, whether or not covered by insurance; (ii) incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability except for trade or business obligations incurred in the Ordinary Course of Business in connection with the purchase of goods and services; (iii) sold, transferred, leased or otherwise disposed of any material assets (other than in the Ordinary Course of Business) or permitted or allowed any of its material assets to be subject to any Lien (other than the Permitted Liens); (iv) instituted, settled or agreed to settle any Action before any Governmental Authority; (v) entered into or terminated any material transaction or Contract other than in the Ordinary Course of Business; (vi) instituted any increase in the compensation payable to any of their employees or under any Benefit Plan other than in the Ordinary Course of Business, or adopted any new Benefit Plans; (vii) made any capital expenditure or commitment therefore for additions to its property, facilities or equipment outside of the Ordinary Course of Business; (viii) made any change in any method of its accounting or accounting practices or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets; or (ix) agreed or committed, whether in writing or otherwise, to take any action described in this Section 3.9.

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3.10	Title to and Sufficiency of Assets. Except as set forth in Schedule 3.10 to the Disclosure Schedulers, the Company and the Subsidiaries have good and marketable title to all of their respective assets, free and clear of all Liens other than Permitted Liens. The assets of the Company and the Subsidiaries constitute all of the assets, rights and properties that are used in the operation of the Company's Business as it is now conducted and presently proposed to be conducted or that are used or held by the Company or its Subsidiaries for use in the operation of the Company's Business, and taken together, are adequate and sufficient for the operation of the Company's Business as currently conducted and as presently proposed to be conducted. immediately following the Closing, all of the assets of the Company and the Subsidiaries will be owned, leased or available for use by the Company and/or the Subsidiaries on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company and/or the Subsidiaries own, lease, use or hold available for use such assets.

3.11	Personal Property. All items of Personal Property of the Company or any Subsidiary with a book value or fair market value of greater than Ten Thousand Dollars ($10,000) are set forth on Schedule 3.11 of the Disclosure Schedules. All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the Business. Schedule 3.11 of the Disclosure Schedules contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the "Personal Property Leases"). There are no existing defaults under the applicable Persona Property Leases by the Company or any Subsidiary or, to the Knowledge of the Company, any other party thereto, and no event of default on the part of the Company or any Subsidiary or, to the Knowledge of the Company, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Seller has delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

3.12	Real Property. Schedule 3.12 of the Disclosure Schedules contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by the Company or any Subsidiary (the "Leased Premises"), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the "Leases"), as well as the current annual rent and term under each Lease. Seller has provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any Lease. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and the Company has not received notice of any such condition. Neither the Company nor any Subsidiary has waived any rights under any Lease which would be in effect at or after the Closing. The Company and the Subsidiaries, as applicable, in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of the Company, structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. Neither the Company nor any Subsidiary has ever owned any real property or any interest in real property (other than the leasehold interests in the Leases). No lease contains any provision requiring any Consent as a result of the transactions contemplated by this Agreement.

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3.13	Compliance with Laws. The Company and each Subsidiary is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to it, its assets, employees or the Business or the Purchased Shares. None of the operation, activity, conduct and transactions of the Company or any Subsidiary or the ownership, operation, use or possession of its assets or the employment of its employees materially conflicts with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which the Company or Subsidiary any is a party or by which the Company or any Subsidiary or their respective assets, the Business or employees or the Purchased Shares may be bound or affected. The Seller and the Company have not received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation of or non-compliance with applicable Laws.

3.14	Permits. The Company and its Subsidiaries own or possesses all right, title and interest in all Permits required to own their respective assets and conduct the Business as now being conducted. All Permits of the Company and each subsidiary are listed on Schedule 3.14 of the Disclosure Schedules and are valid and in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Company, threatened other than expiration or termination in accordance with the terms thereof. Neither the Seller nor the Company has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

3.15	Litigation. Except as described on Schedule 3.15 of the Disclosure Schedules, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against the Company, any Subsidiary or any of their respective current or former directors, officers or equity holders; provided, that any litigation involving the directors, officers or equity holders of the Company or any Subsidiary must be related to the Company's Business or the assets of the Company or its Subsidiaries or the Purchased Shares. The Actions listed on Schedule 3.15 of the Disclosure Schedules, (i) are fully covered (subject to deductibles) under the insurance policies of the Company or its Subsidiaries and (ii) if finally determined adverse to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect. No current or former officers, senior management or directors of the Company or any Subsidiary have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Neither the Company nor any Subsidiary has any material Action pending against any other Person.

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3.16	Contracts.

(a)	Schedule 3.16(a) of the Disclosure Schedules contains a complete, current and correct list of all of the following types of Contracts (including oral Contracts) to which the Company or any Subsidiary is a party, by which any of their respective properties or assets are bound, or under which the Company or any Subsidiary otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i)-(xii) below: (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by the Company or any Subsidiary that require payments or yield receipts of more than $50,000 in any twelve (12) month period or more than $100,000 in the aggregate; (iii) any Contract with any of its officers, directors, employees, consultants or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iv) any agreement presently in effect for the license of any Intellectual Property involving the payment by or to the Company or any Subsidiary in excess of $50,000 per year; (v) any power of attorney; (vi) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (vii) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, its equity securities or its material assets or the sale of a company, its business, its equity securities or its material assets (other than in the Ordinary Course of Business); (viii) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to the Company or any Subsidiary in excess of $50,000; (ix) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which the Company or any Subsidiary has outstanding obligations (other than customary obligations of confidentiality); (x) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of the Company or any Subsidiary other than licenses of the Company's or such Subsidiary’s Intellectual Property included in the Company's or such Subsidiary’s form customer agreements entered into in the Ordinary Course of Business; (xi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $50,000, not otherwise described in this Section 3.16(a); and (xii) any other Contract that is material to the Company and the Business.

(b)	Except as set forth on Schedule 3.16(b) of the Disclosure Schedules, neither the Company nor any Subsidiary is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of the Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on the Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing "most favored customers" or other preferential pricing terms for the services of the Company or its Affiliates, or (v) otherwise limiting or restricting the right of the Company to sell or license its Intellectual Property.

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(c)

True and correct copies of all the Contracts required to be listed in Schedule 3.16(a) or Schedule 3.16(b) (including any amendments, modifications or supplements thereto) have been provided to Buyer. All of the Contracts to which the Company or any Subsidiary is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There exists no breach, default or violation on the part of the Company or any Subsidiary or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has the Company received written or, to the Knowledge of the Company, oral notice of any breach, default or violation. The Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company. Neither the Company nor any Subsidiary has waived any rights under any such Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of the Company or any Subsidiary under any such Contract. To the Knowledge of the Company, there is no reason to believe that any such Contract with a customer of the Company or any Subsidiary will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

3.17

Tax Matters. Except as set forth on Schedule 3.17 of the Disclosure Schedules: (i) the Company and each Subsidiary has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) the Company and each Subsidiary has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the charges, accruals and reserves with respect to Taxes included within the Financial Statements are accurate in all material respects; (v) the Company and each Subsidiary has complied with all applicable Laws relating to Tax; (vi) neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return; (vii) there is no current Action against the Company or any Subsidiary by a Governmental Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns contending that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; (viii) there are no pending or ongoing audits or assessments of the Tax Returns of the Company or any Subsidiary by a Governmental Authority ; (ix) neither the Company nor any Subsidiary has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority , that would apply to any Tax periods ending after the Closing Date; (x) there are no Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax;(xi) no unpaid Tax deficiency has been asserted in writing against or with respect to the Company or any Subsidiary by any Governmental Authority which Tax remains unpaid; (xii) the Company and each Subsidiary has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xiii)neither the Company nor any Subsidiary has granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiv) neither the Company nor any Subsidiary is a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person, whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise; (xv) there is no arrangement pursuant to which the Company, any Subsidiary or Buyer will be required to "gross up “or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) neither the Company nor any Subsidiary has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xvii) the Company and each Subsidiary is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance; (xviii) no written power of attorney which is currently in force has been granted by or with respect to the Company or any Subsidiary with respect to any matter relating to Taxes; and (xix) there has not been any change in Tax accounting method by the Company or any Subsidiary and neither the Company nor any Subsidiary has received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on Taxes of the Company, any Subsidiary or the equity owners of the Company of any Subsidiary following the Closing.

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3.18	Environmental Matters. The Company and the Subsidiaries are in compliance with, and has complied with, in all respects with all applicable Environmental Laws, and the Company has not received notice of any Actions pending or threatened against the Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions. Neither the Company nor any Subsidiary has any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to Company's or such Subsidiary’s past or current properties, facilities or operation. There are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any Subsidiary. Neither the Company nor any Subsidiary has, nor has any thereof disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to the Company or any Subsidiary under or relating to Environmental Laws. Neither the Company nor any of its Subsidiaries has assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. Neither the Company nor any Subsidiary is operating or has operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the Knowledge of the Company, none of the Company nor any Subsidiary has released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law. The Company and each Subsidiary holds and is in compliance with all Environmental Permits required to conduct the Business.

3.19	Employee Benefit Plans.

(a)

Set forth on Schedule 3.19(a) of the Disclosure Schedules is a true and complete list of each Benefit Plan. With respect to each Benefit Plan: (i) such Benefit Plan has been operated, administered and enforced in accordance with its terms and in compliance with, and such Benefit Plan complies with, all applicable Laws, including ERISA and the Code (including Section 409A thereof), in all material respects; (ii) no breach of fiduciary duty has occurred ; (iii) no Action is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA and the terms of such Benefit Plan or have been fully accrued on the Financial Statements. All Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to the Company, any Subsidiary, Buyer or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

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(b)	Each Benefit Plan which is intended to be "qualified" within the meaning of Section 40J(a) of the Code (i) has been determined by the Internal Revenue Service (the "IRS") to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 50l(a) of the Code or the Company has requested a favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact or set of circumstances exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(c)	With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company or any Subsidiary, the Company has provided to Buyer accurate and complete copies, if applicable, of: (a) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto;(iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports;(vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation ; and (viii) all communications with any Governmental Authority.

(d)	No Benefit Plan of the Company or any Subsidiary is a "defined benefit plan" (as defined in Section 414(j) of the Code), a "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a "multiple employer plan"(as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any Subsidiary has incurred any Liability or otherwise has any outstanding Liability under Title IV of ERISA and, to the Knowledge of the Company, no condition presently exists that is expected to cause such Liability to be incurred. Neither the Company nor any Subsidiary currently maintains or contributes to or has ever maintained or contributed to or in any way directly or indirectly had any Liability (whether contingent or otherwise) with respect to any "multiemployer plan," within the meaning of Section 3(37) or 4001(a)(3) of ERISA. The Company and its Subsidiaries have not nor have they in the past been a member of a "controlled group" for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company or any Subsidiary have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. Neither the Company nor any Subsidiary currently maintains or has ever maintained or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees' beneficiary association as defined in Section 501(c)(9) of the Code.

(e)	With respect to each Benefit Plan which is a "welfare plan" (as described in Section 3(I) of ERISA): (i) no such plan provides medical or death benefits with respect to any current or former employee of the Company or any Subsidiary beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Except to the extent required by Section 4980B of the Code or similar state Law, neither the Company nor any Subsidiary provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee's retirement or other termination of employment or service.

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(f)

Each Benefit Plan of the Company or any Subsidiary that is subject to Section 409A of the Code (each, a "Section 409A Plan") as of the Closing Date is indicated as such on Schedule 3.19(f) of the Disclosure Schedules. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. Neither the Company nor any Subsidiary has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code.

3.20	Employees and Labor Matters.

(a)	Schedule 3.20(a) of the Disclosure Schedules sets forth a complete and accurate list of all employees of the Company and each Subsidiary showing (i) the employee's name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company or the applicable Subsidiary)),(ii) any bonus, commission or other remuneration other than salary paid during the Quarter ending September 30, 2020 or paid or payable during the period from January 1, 2020 to the Closing Date and (iii) any wages, salary, bonus, commission or other compensation due and owing or expected to be due and owing to each employee for the calendar year ending December 31, 2020. Except as set forth on Schedule 3.20(a), no employee is a party to a written employment agreement or contract with the Company and each is employed "at will". The Company and each Subsidiary has paid in full to all of its employees or properly accrued in accordance with GAAP all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by the Company or any Subsidiary to any employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into the Company's or the applicable Subsidiary’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company, true and correct copies of which have been provided to Buyer.

(b)	Schedule 3.20(b) of the Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by the Company and each Subsidiary, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors are a party to a written agreement or contract with the Company or applicable Subsidiary. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person's agreement with the Company or the applicable Subsidiary, true and correct copies of which have been provided to Buyer. Each independent contractor is terminable on fewer than thirty (30) days' notice, without any obligation of the Company or such Subsidiary to pay severance or a termination fee.

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(c)

Neither the Company nor any Subsidiary is, nor have any of them been a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of the Company or such Subsidiary, and to the Knowledge of the Company, there are and have been no activities or proceedings of any labor union or other party to organize or represent any employees of the Company or any Subsidiary. Except as set forth on Schedule 3.20(c) of the Disclosure Schedules: (i) the Company and each Subsidiary is and has been in compliance with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any respecting employment discrimination and occupational safety and health requirements, and is not and has not been engaged in any unfair labor practice; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or directly affecting the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary has experienced any work stoppage or other labor difficulty; (iv) neither the Company nor any Subsidiary is delinquent in payments to any of their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (v) there are no pending or, to the Knowledge of the Company, threatened unfair or discriminatory employment practice charges relating to the Company or any Subsidiary pending before any Governmental Authority; (vi) there are no wrongful discharge claims nor any other type of Actions brought by or on behalf of any past or present employees of the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened against the Company or such Subsidiary; and (vii) upon termination of the employment of any employee, none of the Company, each Subsidiary nor Buyer will by reason of anything done prior to the Closing be liable to any of said employees for vacation pay, severance pay, wrongful termination damages or any other payments (other than any applicable obligations of the Company or the applicable Subsidiary to pay accrued vacation pay and accrued sick pay to its terminated employees in accordance with applicable Laws and Orders). The Company and each Subsidiary has complied with all applicable Laws and Orders relating to the payment and withholding of Taxes and statutory deductions and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders. Neither the Company nor any Subsidiary has incurred any Liability under any federal, provincial, state, local or foreign plant closing and severance laws or regulations. All of the Company’s and each of its Subsidiaries’ past employees were, and all current employees are, authorized to work in the United States. A Form I-9 has been properly completed and retained with respect to each employee or former employee as required by applicable Laws.

3.21	Intellectual Property.

(a)

Schedule 3.2l(a) of the Disclosure Schedules sets forth (i) a true and complete list of all registrations of Intellectual Property (and applications therefor) owned or licensed by the Company or any Subsidiary or otherwise used or held for use by the Company or any Subsidiary in which the Company or such Subsidiary is the owner, applicant or assignee, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such application and (D) the issuance, registration or application numbers and dates, and (ii) a summary of all unregistered material Intellectual Property that is owned by the Company and each Subsidiary. Except as set forth on Schedule 3.21(a) of the Disclosure Schedules, all registered Owned IP has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate filing offices, domestic or foreign, and all such registrations, filings, issuances, applications and other actions remain valid, in full force and effect, and are current, not abandoned, and not expired.

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(b)	Schedule 3.21(b) of the Disclosure Schedules sets forth a true and complete list of all Software developed in whole or in part by or on behalf of the Company or any Subsidiary, including such developed Software and databases that are operated or used by the Company or such Subsidiary on one or more of its websites or used by the Company or such Subsidiary or otherwise material to the Business of the Company (collectively, "Company Software"). Except for "Shrink Wrap", "Click Wrap'', "off-the-shelf", or other unmodified commercially available Software, including Software or platform as a service, that is generally available to the public ("Shrink Wrap Software"), the Company Software is the only Software that is used or held for use by or otherwise material to the Business of the Company. The Company or the applicable Subsidiary has the right to use all Software development tools, processing tools, library functions, compilers and other third-party Software, source code, object code and documentation that is material to the Business of the Company or that is required to operate or modify the Company Software. Except as set forth on Schedule 3.21(b) of the Disclosure Schedules, neither the Company nor any Subsidiary has embedded any Software code in the Company Software or the Licensed Company IP that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, shareware (e.g., Linux), or similar licensing or distribution models; or (ii) is subject to any agreement with terms requiring that such software code be disclosed, distributed or licensed for the purpose of making derivative works, and/or redistributable.

(c)	Schedule 3.21(c) of the Disclosure Schedules sets forth a true and complete list of all licenses, sublicenses and other agreements involving payments or receipts in excess of $50,000 in any twelve (12) month period related to the creation, licensing or ownership of material Intellectual Property and Company Software to which the Company or any Subsidiary is a party or otherwise bound (other than licenses, sublicenses or other agreements for Shrink Wrap Software and other Contracts that tangentially relate to Intellectual Property such as Contracts that contain general business terms such as confidentiality provisions), including agreements with major Internet service providers and major Internet portals, in each case which are valid and used or held for use by or otherwise material to the Business of the Company (the Intellectual Property subject to such agreements, collectively, "Licensed Company IP”). The Seller or the Company have made available to Buyer correct and complete copies of all such Contracts.

(d)	The ownership and use by the Company or any applicable Subsidiary in the Ordinary Course of Business of the Owned IP and, to the Knowledge of the Company and Seller, the Company Software and Licensed Company IP do not infringe upon or misappropriate the valid Intellectual Property rights of any third party. The Company or the applicable Subsidiary is the owner of the entire and unencumbered right, title and interest in and to each item of Owned IP and Company Software, and the Company or such Subsidiary is entitled to use, and are using in their businesses, the Owned IP, Company Software and, to the Knowledge of the Company and Seller, Licensed Company IP in the Ordinary Course of Business.

(e)	The Owned IP, Company Software and the Licensed Company IP include all of the material Intellectual Property used in the ordinary day-to-day conduct of the Business of the Company except for Shrink Wrap Software, and there are no other items of intellectual Property that are material to such ordinary day-to-day conduct of business. Each of the Owned IP, Company Software and, to the Knowledge of the Company and Seller, the Licensed Company IP, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

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(f)	No Actions are pending or, to the Knowledge of the Company and Seller, threatened against, and no Orders are binding upon, the Company or any Subsidiary: (i) based upon or challenging or seeking to deny or restrict the use by the Company or such Subsidiary of any Owned IP, Company Software or Licensed Company IP; (ii) alleging that the products or services provided by, or the processes used by, the Company or any Subsidiary infringe upon or misappropriate any Intellectual Property right or Software of any third party; (iii) alleging that any Intellectual Property licensed to the Company or any Subsidiary under the Licensed Company IP infringes upon any Intellectual Property right or Software of any third party or is being licensed or sublicensed to the Company or such Subsidiary in conflict with the terms of any license or other agreement; or (iv) challenging the Company's or such Subsidiary’s ownership of the Owned IP, Company Software or use of any Licensed Company IP. To the Knowledge of the Company and Seller, no Person is engaged in any activity that infringes upon the Owned IP, the Licensed Company IP or Company Software. Neither the Company nor and Subsidiary has granted any license or other right currently outstanding to any third party with respect to the Owned IP, Licensed Company IP or Company Software, except for those licenses included in agreements with clients or customers. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in the termination or impairment of any of the Owned IP, Licensed Company IP or Company Software, except in the event of any failure to obtain a consent listed on Section 3.6(b) of the Disclosure Schedules.

(g)	The Seller and the Company have made available to Buyer correct and complete copies of all material agreements, documents, licenses, royalty agreements or other Contracts relating to Owned IP and Company Software and licenses and sublicenses of the Licensed Company IP to which the Company or any Subsidiary is a party or otherwise bound. With respect to each such Contract: (i) such Contract is valid and binding on the Company or such Subsidiary and the other parties thereto, and in full force and effect and, together with the related invoices, represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense; (ii) assuming the receipt of the consents and approvals referred to in Schedule 3.6(b) of the Disclosure Schedules, such Contract will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, nor will the consummation of the transactions contemplated hereby or thereby constitute a breach or default under such Contract or otherwise give the licensor or sub licensor a right to terminate such Contract; (iii) the Company has not (A) received any written notice of termination or cancellation under such Contract, (B) received any written notice of a breach or default under such Contract, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such Contract that would constitute a breach of such Contract; and (iv) neither the Company nor any Subsidiary is, and, to the Knowledge of the Company and Seller, no other party to such Contract is, in breach or default in any material respect under such Contract, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such Contract.

(h)	The Company and each Subsidiary has taken commercially reasonable steps to maintain the confidentiality of its Trade Secrets and other confidential Intellectual Property and (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of the Company or any Subsidiary by any current or former employee, independent contractor or agent of the Company or such Subsidiary, or to the Knowledge of the Company, by any other Person; (ii) no Seller or current or former employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other Person in the course of his, her or its performance as an employee, independent contractor or agent of the Company or such Subsidiary or has any claim to any of the Intellectual Property of the Company or any Subsidiary; and (iii) no Seller, or, to the Knowledge of the Company or Seller, current or former employee, independent contractor or agent of the Company or any Subsidiary is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. All Owned IP and Company Software was developed by the Company's or the applicable Subsidiary’s own agents, equity holders, managers, officers, employees or consultants and is owned by or has properly been assigned to the Company or such Subsidiary, in each case free and clear of any and all Liens.

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(i)	The Company, each Subsidiary and their respective Representatives acting on their behalf are in compliance in all material respects with all applicable legal requirements relating to the use, collection, storage, disclosure, dissemination, transmission, or transfer of any personally-identifiable information or client-sensitive information retained by or on behalf of the Company or any Subsidiary or collected by or on behalf of the Company or any Subsidiary (or by any Person having authorized access to the records of the Company or such Subsidiary). The Company and each Subsidiary maintains its computer systems and related data in all material respects so that their business can recover within a timeframe that adheres to general industry standards from any interruption in system service that is the result of forces beyond the Company's or such Subsidiary’s control, including natural disasters, power outages and malicious attacks. There have been no material security breaches in the information technology systems used by the Company or any Subsidiary.

3.22	Insurance. The Company and each Subsidiary has maintained over the past three (3) years and now maintains insurance in amounts sufficient for the Business, operations and assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates. Schedule 3.22 of the Disclosure Schedules lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., "claims made" or an "occurrences" policy), amount and scope of coverage) held by the Company and each Subsidiary relating to the Company, such Subsidiary or such Subsidiary or the Business, assets, properties, directors, officers or employees of the Company or such Subsidiary, copies of which have been provided to Buyer. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. Neither the Company nor any Subsidiary is in default with respect to its obligations under any insurance policy, nor has the Company or any Subsidiary ever been denied insurance coverage for any reason. Neither the Company nor any Subsidiary has any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, none of the Company or any Subsidiary has received any written or, to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of the Company's or any Subsidiary’s assets, purchase of additional equipment or material modification of the Company's or such Subsidiary’s methods of doing business. Neither the Company nor any Subsidiary has made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 3.22 of the Disclosure Schedules identifies each individual insurance claim made by the Company or any Subsidiary since January 1, 2020. The Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to the Company or any Subsidiary. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.23	Transactions with Related Persons. Except as set forth on Schedule 3.23 of the Disclosure Schedules neither Seller nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any Affiliate of Seller, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a "Related Person") is presently, or in the past three (3) years has been, a party to any transaction with the Company or any Subsidiary, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company or a Subsidiary), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company or any Subsidiary in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Except as set forth on Schedule 3.23 of the Disclosure Schedules, neither the Company nor any Subsidiary has any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in the Business of the Company. The Company's assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person. Schedule 3.23 of the Disclosure Schedules specifically identifies all Contracts, arrangements or commitments set forth on Schedule 3.23 of the Disclosure Schedules that cannot be terminated upon sixty (60) days' notice by the Company party thereto without cost or penalty.

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3.24	Bank Accounts. Schedule 3.24 of the Disclosure Schedules lists the names and locations of all banks and other financial institutions with which the Company and each Subsidiary maintains an account (or at which an account is maintained to which the Company or any Subsidiary has access as to which deposits are made on behalf of the Company or any Subsidiary) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe subject to any restriction or limitation as to withdrawal.

3.25	Suppliers and Customers; Products. Schedule 3.25 of the Disclosure Schedules lists for each of (i) the period from January 1, 2020 through September 30, 2020, the ten (10) largest suppliers of goods or services by dollar volume paid (the "Top Suppliers") and the ten (10) largest customers of the Company and each Subsidiary by dollar volume received (the "Top Customers"). The relationships of the Company and its Subsidiaries with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has threatened to cancel or otherwise terminate, or, to the Knowledge of the Company, intends to cancel or otherwise terminate, any relationships of such Person with the Company or any Subsidiary, (ii) no Top Supplier or Top Customer has during the last twelve (12)months decreased materially or, to the Knowledge of the Company, (A) threatened to stop, decrease or limit materially, (B) intends to modify materially its relationships with the Company or any Subsidiary or (C) intends to stop, decrease or limit materially its products or services to the Company or any Subsidiary or its usage or purchase of the products or services of the Company or any Subsidiary, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or any Subsidiary or seek to exercise any remedy against the Company or any Subsidiary, (iv) neither the Company nor any Subsidiary has within the past year been engaged in any material dispute with any Top Supplier or Top Customer, (v) no Top Customer has indicated that it desires or intends to effect a change in the Contract that would reduce the profit margin that the Company or the applicable Subsidiary is expected to achieve in such Contract or otherwise change the material terms of such Contract or change the type of Contract by which such customer purchases good and/or services from the Company or the applicable Subsidiary, and (vi) to the Knowledge of the Company, the acquisition by Buyer of the Purchased Shares and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the relationship of the Company or any Subsidiary with any Top Supplier or Top Customer. The Company and each of its Subsidiaries provides services and has never sold, licensed or distributed any product to any Person.

3.26	Ethical Practices; FCPA. None of the Company, any of its Subsidiaries nor Seller has offered or given, and none of their respective Representatives has offered or given on the behalf of the Company, any Subsidiary or Seller, anything of value, including “facilitating payments,” to: (i) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office or other Person; or (ii) any Person while knowing or being aware of a high probability that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, political party or official thereof, candidate for political office or other Person: (a) for the purpose of influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (b) for the purpose of inducing such Person to use his, her or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality ; (c) for the purpose of securing any improper advantage; in the case of each of clauses (a), (b) and (c), in order to assist the Company, any Subsidiary or Seller in obtaining or retaining business for or with, or directing business to, any Person; or (d) where such payment would constitute a bribe, kickback or illegal or improper payment. Neither the Company, each of its Subsidiaries, Seller nor any of their Representatives has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect, and the Company and each Subsidiary has made all payments to third parties by check mailed to each such third party's principal place of business, by wire transfer to a bank located in the same jurisdiction as each such party's principal place of business or via credit card. All transactions have been and are properly and accurately recorded on the books and records of the Company or the applicable Subsidiary, and each document upon which entries in the Company's books and records are based has been and is complete and accurate in all respects.

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3.27	Disclosure. No representations or warranties by Seller or the Company in this Agreement or any Ancillary Document contains any untrue statement of material fact or omits to state, when read in conjunction with all of the information contained in this Agreement (including the Disclosure Schedules) and the Ancillary Documents, any fact necessary in order to make the statements herein or therein not materially misleading.

3.28	No Brokers. None of the Seller, the Company, any of its Subsidiaries nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement.

3.29	Sexual Harassment. Since Inception, (i) no allegations of sexual harassment have been made against any officer or employee of the Company or any Subsidiary or the Seller, and (ii) none of the Company, any Subsidiary nor Seller has entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer or employee of the Company or any Subsidiary or the Seller.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, the following matters:

4.1	Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a "Buyer Material Adverse Effect").

4.2	Authorization and Binding Effect; Corporate Documentation. Buyer has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by (i) the bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in an Action in equity or at Law.

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4.3	Non-Contravention; Approvals and Consents.

(a)

Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which  would  not reasonably be expected to have a Buyer Material Adverse Effect.

(b)	No consents or approvals of or filings or registrations with any Governmental Authority or, of or with any Person, are necessary in connection with (A) the execution and delivery by Buyer of this Agreement or any Ancillary Documents to which it is a party or (B) the consummation by Buyer of the transactions contemplated hereby and thereby.

4.4	Brokers. The Buyer has employed an investment banker and incurred a 5% prorate commission of the purchase price consideration paid in connection with the transactions contemplated by this Agreement.

4.5	Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened , nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

4.6	No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Buyer make no express or implied representations or warranties, and hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE V.

OTHER AGREEMENTS

5.1	Commercially Reasonable Efforts; Further Assurances. Buyer and the Seller shall, and Seller shall cause the Company and its Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to consummate and make effective the transactions contemplated under this Agreement and the Ancillary Documents as are necessary to fulfill the conditions to consummation of the transactions contemplated hereby as set forth in Section 2.3 and Section 2.4. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties may reasonably request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under Article VI in which case, the costs and expense will be borne by the parties as set forth in Article V). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Seller will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Company.

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5.2	Confidentiality. Seller will, and will cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information of Buyer, and will not use for any purpose (except in furtherance of their authorized duties on behalf of Buyer, the Company or their respective Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer's prior written consent; (b) in the event that Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or the Company or their respective Affiliates may seek a protective order or other remedy or so that Buyer may waive compliance with this Section 5.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared , in whole or in part, on the basis thereof.

5.3	Publicity. No party hereto shall , and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld , delayed or conditioned), except (i) in the case of the Company or the Seller, as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

5.4	Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company or any Subsidiary, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense,(ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Article VI in which case, the costs and expense will be borne by the parties as set forth in Article VI).

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5.5	Agreement Regarding Intellectual Property. Seller acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, embodied or stored in any tangible media known or later developed, that were or are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Seller or jointly with others and relating in any way to past, present or contemplated (on or before the Closing) Business, research or development of the Company or any Subsidiary, and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks and service marks (and related goodwill), patents and other intellectual property rights existing or therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company. Seller acknowledges that all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, such Seller hereby irrevocably and forever assigns, conveys, and grants to the Company, for no additional consideration, such Seller's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. With respect to the copyrights assigned to the Company under this Section 5.5, each Seller hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims such Seller may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure and withdrawal and any other rights that may be known as or akin to "moral rights" in relation to all Work Product, Intellectual Property Rights, or other works of authorship to which the assigned copyrights apply. Seller agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company the Work Product as well as all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company at its sole cost and expense. Each Seller hereby irrevocably grants the Company a power of attorney to execute and deliver any such documents on behalf of such Seller to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein anywhere in the world, to the full extent permitted by law, if Seller does not promptly cooperate with the Company's or Buyer's valid request. The power of attorney is coupled with an interest and shall not be affected by a Seller's subsequent dissolution, bankruptcy, reorganization or incapacity.

5.6	Release and Covenant Not to Sue. Effective as of the Closing, Seller and its Affiliates hereby release and discharge the Company and each of its Subsidiaries from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which Seller or any of its Affiliates now has, has ever had or may hereafter have against the Company or any Subsidiary arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company or any Subsidiary, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, Seller and its Affiliates hereby irrevocably covenant to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company, its Subsidiaries or its Affiliates, based upon any matter purported to be released hereby.

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5.7	Tax Matters.

(a)	Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Any Tax Returns filed pursuant to this Section 5.7(a) must be consistent with the prior Tax Returns of the Company and such Subsidiaries unless otherwise required by applicable Laws. No later than twenty (20) days prior to filing, Seller will deliver to Buyer and/or its Representatives all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer. Seller will timely pay to the appropriate Taxing Authority any Taxes of the Company with respect to such periods.

(b)	To the extent that any Tax Returns of the Company or any Subsidiary relate to any Tax periods which begin on or before the Closing Date and end after the Closing Date, Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company or such Subsidiary otherwise required by applicable Laws and file or cause to be filed any such Tax Returns. Buyer will permit Seller to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by Seller unless otherwise required by applicable Law.

(c)	For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the Company unless otherwise required by applicable Law.

(d)	All Tax sharing agreements or similar agreements with respect to or involving the Company or any Subsidiary and any Person will be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries will not be bound thereby or have any Liability thereunder.

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(e)	Seller will be responsible for any income or other Taxes payable by it in connection with Seller’s disposition of the Purchased Shares. All Taxes imposed in connection with the transfer of the Purchased Shares ("Transfer Taxes"), whether such Taxes are assessed initially against Buyer, Seller or any of their respective Affiliates, shall be borne and paid by Seller.

5.8	Pre-Closing Management of Company. The Company and the Seller hereby covenant and agrees with Buyer that during the period from the date hereof to the Closing (the “Interim Period“), except as otherwise contemplated by this Agreement or agreed by Buyer, the Company and its Subsidiaries shall conduct the Business in the Ordinary Course of Business and neither the Company nor any Subsidiary shall, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the prior written consent of Buyer, and any such act or transaction entered into without such consent shall be null and void, and of no force or effect:

(i)	liquidate, dissolve or wind-up the business and affairs of the Company or any Subsidiary, effect any merger or consolidation, or a merger or consolidation in which the Company or any Subsidiary of the Company is a constituent party and the Company issues shares of its capital stock or any Subsidiary issues any equity interests, or any sale, lease, transfer or exclusive license or other disposition, in a single transaction or series related transactions, by the Company or any of its Subsidiaries, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or consent to any of the foregoing;

(ii)	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company or of the constituting documents of any Subsidiary ;

(iii)	enter into, extend, modify, terminate or renew any material Contract, except in the Ordinary Course of Business;

(iv)	purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company or equity interests of any Subsidiary other than (i) dividends or other distributions payable on the Common Stock of the Company solely in the form of additional shares of its Common Stock and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any Subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price;

(v)	create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the Ordinary Course of Business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Company and its Subsidiaries for borrowed money in respect of such action would be increased by $25,000 or more, other than equipment leases, bank lines of credit or trade payables incurred in the Ordinary Course of Business;

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(vi)	make any loans, advances or capital contributions to, or investments in, any other Person exceeding $100,000 in the aggregate;

(vii)	cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company;

(viii)	initiate, compromise or settle any Action, whether civil, criminal, administrative, in law or at equity;

(ix)	increase or decrease the authorized number of directors constituting the Board of Directors of the Company;

(x)	split, combine, reclassify or modify, or authorize any split, combination, reclassification or modification of the terms of any capital stock of the Company;

(xi)	sell, transfer or otherwise dispose of any of its assets not in the Ordinary Course of Business having a sale price exceeding $100,000 in the aggregate;

(xii)	change the Business or enter into any business materially different from the Business;

(xiii)	transfer or license material assets of the Company or any Subsidiary, including any intellectual property rights (other than licenses of the Company's or any Subsidiary’s logo and images in the Ordinary Course of Business);

(xiv)	enter into any transaction with any director, officer, employee or affiliate (other than customary employment arrangements and benefit plans), or materially increase the compensation of any employee, or approve or pay any bonus exceeding $10,000, or enter into any severance arrangement; or

(xv)	enter into any Contract or commit or agree (whether or not such Contract, commitment or agreement is legally binding) to take any of the aforementioned actions.

5.9	Access to Information. During the Interim Period, the Company will, and Seller will cause the Company to, cooperate with, and provide Buyer and its Representatives, during normal business hours, with customary access to the records, Contracts, and assets of the Company and its Subsidiaries, and to the suppliers, customers, officers and employees of the Company and its Subsidiaries, and furnish to the Buyer and its Representatives information with respect to the Company and its Subsidiaries as Buyer or its Representatives may reasonably request; provided, however, that the provision of such access will not be required to the extent that the provision of such access would, in the parties' reasonable determination: (i) unreasonably disrupt the normal Business operations of the Company; (ii) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (iii) violate any attorney-client privilege of the Company or any Subsidiary; or (iv) contravene any applicable Law, fiduciary duty or binding agreement the Company entered into prior to the date of this Agreement.

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5.10	Exclusivity. From the date of this Agreement until the earlier of either (i) the Closing or (ii) the termination of this Agreement, none of Seller, its Affiliates nor the Company or any of its Subsidiaries will directly or indirectly through their respective Representatives, solicit, initiate or knowingly encourage any proposals or officers from, or participate in any negotiations with, or enter into any Contract with, or provide or make available any information to, any Person other than the Buyer, its Affiliates and Representatives and possible sources of financing, relating to any proposal or offer involving a sale or disposition of any equity interest in the Company or any Subsidiary (whether by direct or indirect sale, merger, consolidation, recapitalization, reorganization or otherwise) or any sale or disposition of any material assets of the Company or any Subsidiary, other than in the Ordinary Course of Business or as otherwise expressly permitted or contemplated by other provisions of this Agreement.

5.11	Additional Covenants of Seller. As a material inducement for the agreement of Buyer to enter into this Agreement, and as additional consideration therefor, Seller covenants and agrees with Buyer as follows:

(a)	For a period of three (3) years commencing on the Closing Date, neither Seller nor any Affiliate of Seller shall, directly or indirectly, participate or engage anywhere in North America in any manner in a Competitive Business, including through the control of an entity that, directly or indirectly, is primarily engaged in a Competitive Business.

(b)	For a period of three (3) years commencing on the Closing Date, neither Seller nor any Affiliate of Seller shall, directly or indirectly, (i) solicit the trade of, trade with, or provide any services to or conduct any other business or transaction with, any Person that is a customer or client of the Company as of the date hereof and as of the Closing Date (each, a "Company Client") for any purpose relating to a Competitive Business or (ii) take any action to persuade or attempt to persuade any Company Client to terminate, withdraw from or not to purchase any services or products offered by the Company or any Subsidiary.

(c)	For a period of three (3) years commencing on the Closing Date, neither Seller nor any Affiliate of Seller shall, directly or indirectly, take any action to solicit, induce or otherwise offer employment to, or engage in discussions regarding employment with, any person who is an employee, commissioned salesperson or exclusive consultant of, or who performs similar services for, the Company or any Subsidiary, or assist any third party with respect to any of the foregoing, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.11(c) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company, any of its Subsidiaries or Buyer, or has at least one year prior to the date of such hiring, resigned from the Company or such Subsidiary, so long as no employment discussions occurred prior to the time of such termination or resignation.

(d)	Seller agrees that the restrictions set forth in this Section 5.11 are tailored to protect the legitimate interests of the parties and are reasonable. If, however, at the time of enforcement of any of the provisions of this Section 5.11, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, definition of geographic area or scope of activity, or any other reason, the parties hereto agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances shall be deemed automatically substituted for the stated period, scope or area, but the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the remainder of this Section 5.11 shall remain in full force and effect.

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(e)	Seller agrees that in the event of any breach of its covenants or agreements contained in this Section 5.11, Buyer may suffer substantial and irrevocable damage which cannot be reasonably or adequately compensated in an action of law and Buyer may not have an adequate remedy at law in such event and, therefore, in addition to any other remedy Buyer may have at law or in equity in the event of any such breach, Buyer shall be entitled to seek specific performance and temporary, preliminary and permanent injunctive relief from any breach of any of the covenants or agreements of this Agreement from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to it resulting from such breach.

(f)	Notwithstanding anything set forth in this Section 5.11, nothing herein shall prohibit Seller from investing in stock, bonds or other securities of any publicly traded entity (but without otherwise participating in the business of such entity) which engages in a Competitive Business; provided that such investment in any class of securities of such entity does not exceed two percent (2%) of the outstanding shares or principal amount of such class.

ARTICLE VI

INDEMNIFICATION

6.1	Survival. All representations and warranties of the Seller and Buyer contained in this Agreement (including all Schedules, Exhibits and Annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second (2nd) anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Section 3.17 (Tax Matters), Section 3.18 (Environmental Matters) and Section 3.19 (Employee Benefits Plans) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization and Binding Effect; Corporate Documentation), Section 3.3 (Title to the Purchased Shares), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries), Section 3.27 (No Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization) and Section 4.4 (No Brokers) will survive indefinitely (such representations and warranties in clauses (i) and (ii), collectively, the "Special Reps"). For purposes of this Agreement, the "Survival Date" with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 6.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement (including all Schedules, Exhibits and Annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 6.2 or 6.3 other than clauses (a) or (b) thereof may be made at any time.

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6.2	Indemnification by Seller. Except as otherwise limited by this Article VI, Seller shall indemnify, defend and hold harmless Buyer and its Representatives and any assignee, heir or successor thereof (collectively, the "Buyer Indemnified Parties") from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys' fees and expenses), (any of the foregoing, a "Loss" ) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from:(a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement (including all Schedules, Exhibits and Annexes hereto) or any Ancillary Document; (b) any non-fulfillment or breach of any covenant, obligation or agreement made by or on behalf of Seller or, at or prior to the Closing, the Company contained in this Agreement (including all Schedules, Exhibits and Annexes hereto) or any Ancillary Document; (c) any underestimation of the amount of Indebtedness set forth in the Closing Statement; (d) any and all Liabilities for Taxes in connection with or arising out of the Company's or any Subsidiary’s assets, employees, securities, activities or business on or prior to the Closing Date (determined with respect to taxable periods that begin before and end after the Closing Date in accordance with the allocation provisions of Section 5.7(c)); (e) any Unpaid Transaction Expenses that remain unpaid following the Closing; (f) any Action by Person(s) who were holders of equity securities of the Company or any Subsidiary, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company or any Subsidiary, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; (g) any matter disclosed on Schedule 3.15 of the Disclosure Schedules; or (h) the enforcement of the indemnification rights of the Buyer Indemnified Parties hereunder.

6.3	Indemnification by Buyer. Except as otherwise limited by this Article VI, Buyer shall indemnify, defend and hold harmless Seller and its Representatives and any assignee, heir or successor thereof (collectively, the "Seller Indemnified Parties") from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (including all Schedules, Exhibits and Annexes hereto) or any Ancillary Document; or (b) any non-fulfillment or breach of any covenant, obligation or agreement made by or on behalf of Buyer or, after the Closing, the Company contained in this Agreement (including all Schedules, Exhibits and Annexes hereto) or any Ancillary Document.

6.4	Indemnification Procedures.

(a)	For purposes of this Agreement, (i) the term "Indemnitee" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Sections 6.2 or Section 6.3, as the case may be, and (ii) the term "Indemnitor" shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions.

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(b)	In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee's receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Seller, (A) the applicable third party claimant is a Governmental Authority or a then-current customer of Buyer, the Company, any Subsidiary or any of their respective Affiliates or (B) an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, the Company, any Subsidiary or their respective Affiliates; (iii) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (iv) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee; or (vi) the claim seeks or is reasonably expected to seek damages or other amounts that would result in all or any portion of the Indemnitee's right to indemnification for such claim being limited by the Indemnification Cap. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 6.4(a) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor's right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor's right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c)	Any indemnification claim that does not arise from a third-party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee. The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. If the recipient does not respond within such thirty (30) days, the recipient will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering will be free to pursue such remedies as may be available to it under this Agreement, any other Ancillary Documents or applicable Law.

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(d)	Application and Release of Holdback Shares. Buyer shall be entitled to satisfy any indemnity obligation of Seller under this Article VI through the cancellation of such number of Holdback Shares as is equal to the quotient obtained by dividing (i) the dollar amount of Buyer’s indemnity claim, by (ii) the price per share of Buyer’s common stock determined in accordance with Section 1.2 of this Agreement. Notwithstanding the foregoing, Seller may elect to satisfy an indemnification claim made by a Buyer Indemnified Party by paying such amount in full or in part in cash. Until Seller receives notice of a claim for indemnification by Buyer in accordance with Section 6.4(b) of this Agreement, which notice specifies a number of Holdback Shares Buyer claims it is entitled to cancel by virtue of this Section 6.4(d), Seller shall have the right to exercise any voting or consent rights pertaining to the Holdback Shares and Buyer shall have no right to vote or consent with respect to any Holdback Shares. Seller shall have no right to sell, transfer, pledge or grant any interest (including any security interest) in any Holdback Shares held by Buyer. Buyer shall, in seeking relief in connection with any claim for indemnification, first look to the Holdback Shares as the sole and exclusive source of collateral for the payment of any amounts which may become payable in respect of the indemnification obligations of Seller before seeking any monetary payment in respect thereof.

6.5	Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 6.2 or 6.3, as the case may be: (x) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; and (y) to the extent Losses incurred by the Buyer Indemnified Parties in the aggregate under clause (a) of Section 6.2 or by the Seller Indemnified Parties in the aggregate under clause (a) of Section 6.3, as applicable, exceed an amount equal to the $200,000 (the "Indemnification Cap"); provided , that with respect to any claims for breaches of any Special Reps, the Indemnification Cap shall be equal to the Purchase Price. Notwithstanding the foregoing, the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates) and (ii) indemnification claims based in whole or in part upon fraud, willful misconduct or intentional misrepresentation. The Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 6. 2 or 6.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 6.2 or 6.3.

6.6	General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. No investigation or knowledge by Buyer or its Representatives, on the one hand, or the Seller or its Representatives, on the other hand, of a breach of a representation or warranty of the other set of parties shall affect such other set of parties' representations and warranties or the recourse available to such first party or any other Indemnitee of such first party under any provision of this Agreement (including Article VI) with respect thereto. For all purposes of this Article VI including for purposes determining whether there has been a breach giving rise to the indemnification claim and the amount of Losses, all of the representations, warranties and covenants set forth in this Agreement (including the Schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification. Seller will not have any right to seek contribution from the Company, any Subsidiary or Buyer or any of its Affiliates or Buyer Indemnified Parties with respect to all or any part of Seller's indemnification obligations under this Article VI. The Buyer Indemnified Parties will not be required to make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to Buyer hereunder or under any Ancillary Document to which the Company is a party and may solely seek action against Seller. Any Losses under this Agreement and the Ancillary Documents shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take any position inconsistent with such characterization.

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6.7	Timing of Payment. Any indemnification obligation of an Indemnitor under this Article VI will be paid within ten (10) Business Days after the determination of such obligation in accordance with Section 6.4. All amounts owing to the Buyer Indemnified Parties pursuant to this Article VI shall be paid by Seller (either by cancellation of Holdback Shares, cash payment or any other method authorized by this Agreement, subject to the limitations and provisions contained herein.

6.8	Exclusive Remedies. Subject to Section 8.9, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willful misconduct or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.8 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.9 or to seek any remedy on account of fraud, willful misconduct or intentional misrepresentation by any party hereto.

ARTICLE VII.

TERMINATION; EXPIRATION

7.1	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing as follows:

(a)	By mutual written consent of Seller and Buyer;

(b)	By either Seller or Buyer, if:

(i)	Any court or other Governmental Authority shall have issued, enacted, entered, promulgated or entered any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)	The Closing Date shall not have occurred on or prior to 5:00 p.m. (Central Time) on November 30, 2020 (the "Outside Date"); provided, that neither party may terminate this Agreement pursuant to this Section 7.1(b)(ii) if such party is in material breach of this Agreement;

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(c)	By Seller, if (i) any of the conditions to Closing set forth in Section 2.2 and Section 2.3 have not been satisfied or waived on or before the Outside Date; (ii) there shall have occurred a breach of any of Buyer's representations or warranties contained in this Agreement and where such breach would give rise to the failure of the Closing conditions set forth in Section 2.3(b), except that if such breach is capable of being remedied by Buyer, it shall have continued unremedied until 5:00 p.m.(Central Time) on the earlier of the Outside Date or the date which is thirty (30) days after Buyer has received written notice from Seller of the occurrence of such breach; or (iii) Buyer shall have breached any of Buyer's covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing where such breach would give rise to the failure of the Closing condition set forth in Section 2.3(a), except that if such breach is capable of being remedied by Buyer, it shall have continued unremedied until 5:00 p.m. .(Central Time) on the earlier of the Outside Date or the date which is thirty (30) days after Buyer has received written notice from Seller of the occurrence at such breach; or

(d)	By Buyer, if (i) any of the conditions to Closing set forth in Section 2.2 and Section 2.4 have not been satisfied or waived on or before the Outside Date; (ii) there shall have occurred a breach of any of Seller's or the Company’s representations or warranties contained in this Agreement and where such breach would give rise to the failure of the Closing condition set forth in Section 2.4(b), except that if such breach is capable of being remedied by Seller, the Company or any of its Subsidiaries, it shall have continued unremedied until 5:00 p.m. (Central Time) on the earlier of the Outside Date or the date which is thirty (30) days after Seller and/or the Company has received written notice from Buyer of the occurrence of such breach; or (iii) Seller or the Company shall have breached any of such party's covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing where such breach would give rise to the failure of the Closing condition set forth in Section 2.4(a), except that if such breach is capable of being remedied by Seller, the Company or any of its Subsidiaries, it shall have continued unremedied until 5:00 p.m. (Central Time) on the earlier of the Outside Date or the date which is thirty (30) days after Seller and/or the Company have received written notice from Buyer of the occurrence at such breach.

7.2	Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall immediately become void and of no further force and effect (other than Section 5.2, Article VII and Article VIII) and there shall be no liability on the part of any party hereto except if Buyer terminates pursuant to Section 7.1(d) or Seller terminates pursuant to Section 7.1(c), then the terminating party shall have the right to pursue its remedies with respect to the breach or breaches giving rise to such termination. Nothing herein shall preclude any party hereto from liability for any fraud, willful misconduct or intentional breach of this Agreement.

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ARTICLE VIII.

GENERAL PROVISIONS

8.1	Expenses. Buyer shall reimburse Seller for its reasonable legal and due diligence expenses incurred in connection with the negotiation, documentation and consummation of the transactions that are the subject of this Agreement, subject to a maximum amount of $75,000 and receipt by Buyer of acceptable documentation of such expenses. Except as otherwise expressly set forth elsewhere in this Agreement, certified or registered mail, postage prepaid.

If to Seller or, prior to the Closing, the Company:

Tritanium Labs USA, Inc.

826 Seers Drive

Schaumburg, IL 60173

Attention: Ed Honour, CEO

Telephone No.: (202) 570-0557

Email: ed@tritaniumlabs.com

with a copy, which shall not constitute notice to:

16980 W. Serranda Drive

Libertyville, IL 60048

Attention: Jeff Lozinski, President

Telephone No.:

Email: jeff@tritaniumlabs.com

If to Buyer, or following the Closing,	with a copy (which will not constitute notice) to

Renavotio, Inc.	Frederick M. Lehrer, P.A.
601 South Boulder Ave	2108 Emil Jahna Road
Suite 600
Tulsa, OK 74119	Clermont, Florida 34711
Attention: William Robinson	Attention: Frederick M. Lehrer, Esq.
Telephone No.: 504-722-7402	Facsimile No.:
Email: brobinson@renavotio.com	Telephone No.: (561) 706-7646
Email: flehrer@securitiesattorney1.com

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8.3	Seller Not Authorized to Act on Behalf of Buyer. In the event that an Affiliate, stockholder, director or officer of Seller becomes a director, officer, employee or other authorized agent of Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries), such Affiliate, stockholder, director or officer of Seller shall have no authority, express or implied, to act or make any determination on behalf of Buyer or its Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

8.4	Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.5	Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 8.5 will be null and void ab initio; provided, however, that after the Closing, Buyer and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Buyer or the Company, as applicable (provided, that Buyer or the Company, as applicable, shall remain primarily responsible for its obligations hereunder), (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Buyer or the Company, whether by equity purchase, merger, consolidation or otherwise (provided, that the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder), or (iii) as security to any Person providing debt financing to the Company, Buyer or its Affiliates for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

8.6	No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

8.7	Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party's right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized Representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

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8.8	Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

8.9	Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or an application for enforcement of a resolution under this Section 8.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a "Dispute”) shall be governed by this Section 8.9. A party must, in the first instance, provide written notice of any Disputes to the other party's subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other party's subject to such Dispute; the "Resolution Period"); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the ''AAA Procedures") of the American Arbitration Association (the "AAA"). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) Business Days) after his or her nomination and acceptance by the party's subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within ten (10) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator's award shall be in writing and shall include a reasonable explanation of the arbitrator's reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Oklahoma in the City of Tulsa. The language of the arbitration shall be English.

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8.10	Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma (without giving effect to any choice of law principles that would require the application of the law of any other jurisdiction). For purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, subject to the provisions of Section 8.9 of this Agreement, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within the State of Delaware (or in any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 8.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 8.10, (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action, and (d) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS, IN EACH CASE WHETHER NOW Existing OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY ON IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.11	Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way, modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) "including"(and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words "without limitation"; (v) the words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word "if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase "and only if”; (vii) the term "or" means "and/or"; (viii) reference to "dollars" or"$" shall mean United States Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder and any successor law thereto; (x) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (xi) except as otherwise indicated, all references in this Agreement to the words "Section," "Article", "Schedule", "Exhibit" and "Annex" are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement. Any reference herein to an entity's board of directors or any director shall include any equivalent governing body or Person to a board of directors under the Delaware General Corporation Law, and any reference herein to an entity's officers shall include any Persons serving in an equivalent function to an officer under the Delaware General Corporation Law. To the extent that any Contract, document, certificate or instrument is represented or warranted to by Seller to be given, delivered, provided or made available by any Seller, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer, such Contract, document, certificate or instrument shall have been posted to the Data Site, and Buyer and their Representatives shall have been given access to the electronic folders containing such information through the Closing.

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8.12	Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits, Annexes and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

8.13	Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

8.14	Adoption of Recitals. The recitals set forth above are adopted as a part of the agreement of the parties, and the facts set forth therein are acknowledged and agreed to be true, accurate and complete.

{SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer: RENAVOTIO, INC.

By:
Name:	William C. Robinson
Title:	CEO

Seller: TRITANIUM LABS USA, INC.

By:
Name:	Ed Honour
Title:	CEO

[Signature Page to Share Purchase Agreement]

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Annex I Definitions

1. Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

"Action “means any notice of noncompliance or violation, or any judicial or administrative claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, initiated, filed by any Person or by or before any Governmental Authority.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

"Ancillary Documents" means each agreement, instrument or document attached hereto as an Exhibit, including the Employment Agreements, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

"Benefit Plan" means any "employee benefit plan “as defined in Section 3(3) of ERISA, including any: (a) non-qualified deferred compensation or retirement plan or arrangement (whether or not funded or registered); (b) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan (as defined in Section 3(2) of ERISA); (c) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan (including any "multiemployer plan" (as defined in Section 3(37) of ERISA); (d) "employee welfare benefit plan"(as defined in Section 3(1) of ERISA), or fringe benefit plan or program; and (e) stock purchase, stock ownership, phantom stock, restricted stock, stock appreciation right, phantom unit, restricted unit, stock option, severance pay, termination pay, employment, change in control, vacation pay, company awards, salary continuation, disability, sick leave, cafeteria, deferred compensation, excess benefit, bonus, incentive, commissions or other compensation, life insurance, or other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA or other applicable Law, whether for the benefit of one individual or more than one individual, whether written or oral, and whether in respect of any person employed by or otherwise providing services in the U.S. or otherwise, in each case, sponsored, administered, maintained or contributed to (or required to be contributed to) by the Company or any ERISA Affiliate thereof, or to which the Company or any ERISA Affiliate is a party or has or may have current or future Liabilities.

“Business” means the business of the Company (including all of its Subsidiaries) as conducted immediately prior to the Effective Date.

"Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Tulsa, Oklahoma.

I-1

"Closing Indebtedness" means the aggregate outstanding Indebtedness of the Company as of the Closing Date.

"Closing Indebtedness Payoff Amounts" means the sum of $320,000 payable as defined by the attached schedules and any other outstanding balances as of the Closing Date of the Closing Indebtedness as set forth on the Funds Flow Statement.

"Code" means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

"Company" means, unless expressly stated to the contrary, any of the Company and its Subsidiaries.

"Competitive Business" means any business that would be indirectly or directly competitive with the Business conducted by the Company and its Subsidiaries as of the Closing Date.

"Confidential Information" means the terms and provisions of this Agreement any information concerning the business and affairs of the Company, any of its Subsidiaries or Buyer or their respective Affiliates that is not generally available to the public, including know-how, Trade Secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company or Buyer or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that "Confidential Information" shall not include any information which, at the time of disclosure by Seller or its Representatives after the Closing, is generally available publicly and was not disclosed in breach of this Agreement by Seller or its Representatives.

"Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

"Copyrights" means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

"Data Site" means the on-line data site maintained by or on behalf of the Seller to provide information for Buyer in contemplation of this Agreement and the transactions contemplated hereby.

I-2

"Disclosure Schedules" means the disclosure schedules to Article III of this Agreement and forming a part of this Agreement.

"Environmental Condition" means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

"Environmental Laws" means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

"Environmental Permits" means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

"ERISA Affiliate" means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(b), (c), (m) or (o) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Funds Flow Statement” means the funds flow statement attached hereto as Exhibit B.

"GAAP' means United States generally accepted accounting principles applied on a consistent basis.

"Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, articles, operating agreement or similar governing document.

"Governmental Authority" means any federal, provincial, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute- resolving panel or body. The term "Governmental Authority" includes any Person acting on behalf of a Governmental Authority.

I-3

"Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Holdback Shares” means the shares of common stock of Buyer constituting part of the Purchase Consideration retained by Buyer following the Closing Date to secure the indemnification obligations of the Seller in accordance with Sections 1.2 and 6.4 of this Agreement.

"Indebtedness" means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of the Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (b) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker's acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of the Company issued or assumed for deferred purchase price payments, (d) all obligations of an Company under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, whether periodically or upon the happening of a contingency, (f) all obligations of the Company secured by a Lien (other than a Permitted Lien) on any asset of the Company, whether or not such obligation is assumed by the Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. Any reference to obligations in this definition will include the principal amount, accrued and unpaid interest, outstanding default or other penalties and fees and any premiums, prepayment fees or other penalties, fees, costs or expenses associated with the payment of any Indebtedness. For purposes of this Agreement, Indebtedness includes all amounts owed by Seller and the Company.

"Intellectual Property" means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world:(a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights; and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

"Knowledge" means: (i) with respect to the Company, the actual or constructive knowledge of the Company and its defined subsidiaries, or any other officer of the Company or any Subsidiary after reasonable inquiry; (ii) with respect to Seller, the actual or constructive knowledge of a particular matter by the disclosed due diligence after reasonable inquiry; and (iii) with respect to Buyer, the actual or constructive knowledge of a particular matter by any of the directors and executive officers of Buyer, after reasonable inquiry.

I-4

"Law" means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

"Lien" means any interest (including any security interest), pledge, mortgage, lien,· encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Material Adverse Effect” means, with respect to the Company or any Subsidiary, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Company, or materially diminish the value of the Purchased Shares or (b) does or would reasonably be expected to materially impair or delay the ability of Seller, the Company or any Subsidiary to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that for purposes of clause (a) above with respect to the Company, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (i) the United States economy in general, (ii) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (iii) changes in applicable Laws or GAAP or the application or interpretation thereof, (iv) with respect to the Company or any Subsidiary, changes in the environmental and infrastructure maintenance and service industry or (v) a natural disaster (provided, that in the cases of clauses (i) through (v), the Company is not disproportionately affected by such event as compared to other companies and businesses in the environmental and infrastructure maintenance and services industry and operating in the same geographic regions as the Company).

"Order “means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

I-5

"Ordinary Course of Business" means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to the Ordinary Course of Business of the Company.

"Owned IP” means all material Intellectual Property owned or purported to be owned by the Company, including the Intellectual Property listed, or required to be listed, on Schedule 3.21(a) of the Disclosure Schedules.

"Patents" means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

"Permit" means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

"Permitted Liens" means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (to the extent such contested Taxes are set forth on Schedule 3.17 of the Disclosure Schedules).

"Person" shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

"Personal Property “means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Company and used or useful, or intended for use, in the conduct or operations of the Business.

"Representative “means, as to any Person, such Person's Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

I-6

"SEC” means the United States Securities and Exchange Commission.

"Securities Act” means the Securities Act of 1933, as amended.

"Software" means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

"Subsidiary" means, with respect to any Person, any corporation, partnership , association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

"Tax” means any federal, provincial, state, local or foreign income, gross receipts, license, payroll , parking, employment, excise, social services, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, goods and services, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty , or addition thereto, whether disputed or not, including such item for which Liability arises from the application of U.S. Treasury Regulation 1 .1502-6 under the Code, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

"Tax Return" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

I-7

"Taxing Authority" means any Governmental Authority responsible for the imposition or collection of any Tax.

"Trademarks” means, as they exist in any jurisdiction throughout the world, all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

"Trade Secrets" means, as they exist in any jurisdiction throughout the world, any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

"Transaction Bonus" means the amount payable as a result of the change in control the Company or as a result of the consummation of transactions contemplated hereby or other similar provisions contained in any agreements or understandings binding upon the Company, including all bonuses and severance payments, retention obligations for retention agreements entered into in contemplation of a potential change of control of the Company, termination payments to employees, consultants or independent contractors and any settlement of any such bonus or severance payment obligations, obligations related to terminated equity options, or obligations related to terminated equity appreciation, phantom equity, profit participation and/or similar rights entered into by the Company at or prior to the Closing, and including the Company's portion of any withholding Taxes on such amounts.

"Transaction Expenses" means any Transaction Bonus and the aggregate of all fees, commissions, costs and expenses incurred in connection with the negotiation, execution or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (or incurred in connection with the transactions hereunder or thereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants, and any and all Taxes imposed in connection with the transfer of the Purchased Shares.

"Unpaid Transaction Expenses" means the amount of Transaction Expenses not paid as of immediately prior to the Closing.

2. Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

I-8

Term	Section
AAA	8.9
AAA Procedures	8.9
Agreement	Preamble
AAA	8.9
Bank Account	3.24
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	6.2
Buyer Material Adverse Effect	4.1
Closing	2.1
Closing Balance Sheet	1.3
Closing Consideration	1.2
Closing Date	2.1
Closing Statement	1.3
Company	Preamble
Company Client	5.11(b)
Company Software	3.21(b)
Dispute	8.9
Employment Agreements	2.5(e)
Financial Statements	3.7
Indemnitee	6.4(a)
Indemnification Cap.	6.5
Indemnitor	6.4(a)
Intellectual Property Rights	5.5
Interim Financials	3.7
Interim Period	5.8
IRS	3.19(b)
Leases	3.12
Leased Premises	3.12
Licensed Company IP	3.21(c)
Loss	6.2
Outside Date	7.1(b)(ii)
Personal Property Leases	3.11
Purchase Price	1.2
Purchased Shares	Recitals
Related Person	3.23
Resolution Period	8.9
Section 409A Plan	3.19(f)
Seller Indemnified Parties	6.3
Seller	Preamble
Seller	Preamble
Shrink Wrap Software	3.21(b)
Special Reps	6.1
Survival Date	6.1
Top Customers	3.25
Top Supplier	3.25
Transfer Taxes	5.7(e)
Work Product	5.5

I-9

IN WITNESS WHEREOF. The parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer: RENAVOTIO, INC.

By:
Name:	William C. Robinson
Title:	CEO

Seller: TRITANIUM LABS USA, INC.

By:
Name:	Ed Honour
Title:	CEO

[Signature Page to Share Purchase Agreement]